    THERAGENICS CORPORATION®

   Company Contact:

   James A. MacLennan, CFO & Treasurer

   Phone: 800-998-8479 or 770-271-0233

   www.theragenics.com

THERAGENICS CORPORATION® REPORTS REVENUE

AND EARNINGS FOR FIRST QUARTER, 2003

        Buford, GA, April 22, 2003 – Theragenics Corporation® (NYSE: TGX), the Georgia-based manufacturer and marketer of the TheraSeed® cancer treatment device, today announced revenue and earnings for the first quarter ended March 31, 2003. Revenues for the quarter were $11.1 million compared to $11.6 million in the same period of last year, a 4.6 percent reduction. Compared to the fourth quarter of 2002, revenue increased 19%, primarily due to a 16 percent increase in TheraSeed® unit sales. Net income in the quarter, before the cumulative effect of a change in accounting principle, was $1.2 million, compared to $2.6 million in the first quarter of 2002, and $222,000 in the fourth quarter of 2002. The cumulative effect of change in accounting principle, an after-tax charge of $222,000 ($0.01 per diluted common share), represents the company’s adoption, on January 1, 2003, of SFAS 143, Accounting for Asset Retirement Obligations. Including the effect of this change, net earnings per common share amounted to $0.03 per share (diluted).

        For the quarter ended March 31, 2003, SG&A expenses were $3.4 million, or 10% higher than in the first quarter of 2002, the increase driven primarily by higher D&O insurance costs in the quarter. Research and development costs, at $1.5 million in the quarter, were $0.6 million higher than the same period last year. This increase primarily represented the cost of manufacturing devices for use in our ongoing TheraP clinical trial.

        Commenting on the results, Ms. M. Christine Jacobs, Chairman, CEO and President, stated, “Although it is still too early to predict future trends based on the increased unit sales we have seen in this quarter, we are pleased to see the change in momentum. We continue to tweak our marketing, sales and distribution strategy. Simultaneously, we modified our consumer awareness campaign with new ads. This quarter we added two more brachytherapy specialists to support TheraSeed® sales. Our specialist team is making inroads and, as we’d hoped, the addition of I-Seed, our Iodine-based product, appears to have created new opportunities for us in the marketplace. We have successfully integrated the sales and marketing of the I-Seed product into our product line, and sales of I-Seed have been higher than expected. We are continuing preparations to bring production of I-Seed in-house by early next year.

        “While we are dedicated to increasing sales of our brachytherapy products, we are also making progress in our R & D programs,” Ms. Jacobs continued. “The first few patients treated in the TheraP trial, a study of catheter-based Pd-103 devices for the treatment of peripheral artery disease, have received their post-operation evaluations and are all doing very well.

        “This year, we are also increasing our efforts to demonstrate the capabilities of our Plasma Separation Process technology by forming new alliances. We have engaged a noted Washington D.C.-based group of consultants who are exploring opportunities for the PSP, including possible use of the technology for Homeland Security applications.”

    Ms.        Jacobs concluded her remarks by saying, “We are encouraged and hopeful that our current trend will continue. We will stay the course, increase efforts, and remain vigilant in a turbulent, unpredictable marketplace.”

        Theragenics™ will be hosting a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and give the Company name. This call is also being broadcast live over the internet, and a recording will be available for the next two weeks on the Company’s website: www.theragenics.com. You can also access a replay of the call until Midnight on Friday by dialing 800-642-1687 or 706-645-9291 and giving the conference ID code: 9614082.

        Theragenics Corporation® is committed to being a leading provider of brachytherapy treatment devices for prostate cancer and other degenerative disease states. The Company is the manufacturer and marketer of TheraSeed®, a rice-sized device used in the treatment of localized prostate cancer with a one-time, minimally invasive procedure. Theragenics™ is the world’s largest producer of palladium-103 and is involved in research and development utilizing palladium-103 for the treatment of vascular disease, macular degeneration and other diseases and research and development centered around other isotopes and their usage. For additional information on the Company, call Theragenics’™ Investor Relations Department at (800) 998-8479. The Company’s common stock is traded on the New York Stock Exchange under the symbol TGX. Additional information can be found on the Company website: www.theragenics.com.

        This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, optimism for the direct distribution system and new sales and marketing initiatives foretelling increases in unit sales and return of gross margins, institution of activities and plans that could benefit Theragenics’™ goals in its diversification efforts and anticipated positive results in general. Actual results may be affected by among other things, risks and uncertainties related to new product and process development cycles, potential costs and delays associated with preclinical and clinical studies, potential costs and delays in production optimization (especially as it relates to the Oak Ridge facility), effectiveness and execution of marketing and sales programs by Theragenics™ and its distributors, changes in product pricing by Theragenics™ or other brachytherapy seed producers, changes in costs of materials used in production processes (especially as it relates to isotope production), continued acceptance of the products by the market, continued demand for Pd-103, demand for isotopes or isotopically engineered materials for new or expanded applications, introduction and/or availability of competitive products by others, third-party (including CMS) reimbursement, physician training, third-party distribution agreements, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

        All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

THERAGENICS CORPORATION® CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share data)

                                                                                            Three Months Ended
                                                                                    March 31, 2003     March 31, 2002
                                                                                 ------------------    -------------------
Total revenues                                                                            $ 11,102                $11,633
Cost of sales                                                                                4,537                  3,655
                                                                                 ------------------    -------------------

     Gross profit                                                                            6,565                  7,978

Operating expenses:
     Selling, general and administrative                                                     3,391                  3,092
     Research amd development                                                                1,501                    933
                                                                                 ------------------    -------------------

                                                                                             4,892                  4,025
                                                                                 ------------------    -------------------

Other income, net                                                                              228                    211
                                                                                 ------------------    -------------------

     Net income before taxes                                                                 1,901                  4,164
Income tax expense                                                                             682                  1,537
                                                                                 ------------------    -------------------

     Net income before cumulative effect of accounting change                               $1,219                $ 2,627
     Cumulative effect of accounting change, net of tax                                      (222)
                                                                                 ------------------    -------------------

Net income                                                                                  $  997                $ 2,627

EPS before cumulative effect of accounting change - Basic                                   $ 0.04                 $ 0.09
    Cumulative effect of accounting change                                                 (0.01)
                                                                                 ------------------    -------------------

Net income per common share - Basic                                                         $ 0.03                 $ 0.09

EPS before cumulative effect of accounting change - Diluted                                 $ 0.04                  $0.09
    Cumulative effect of accounting change                                                  (0.01)
                                                                                 ------------------    -------------------

Net income per common share - Diluted                                                       $ 0.03                  $0.09

Weighted average
     Shares outstanding - Basic                                                             29,829                 29,715
     Shares outstanding - Diluted                                                           29,925                 30,097

Key Ratios:                                                        Three Months Ended         Three Months Ended
                                                                         March 31, 2003            March 31, 2002
                                                                   -------------------------- --------------------------

Gross Margin                                                                 59.1%                      68.6%
Operating Margin                                                             15.1%                      34.0%
Profit Before Tax and Before Accounting Change Margin                        17.1%                      35.8%
Profit After Tax Margin and Before Accounting Change                         11.0%                      22.6%
Profit After Tax Margin and After Accounting Change                          8.9%                       22.6%
ROE                                                                          2.8%                       7.6%

THERAGENICS CORPORATION® CONDENSED BALANCE SHEETS(UNAUDITED)

(In thousands)

Assets                                                                        March 31, 2003          December 31, 2002
                                                               ------------------------------ --------------------------

     Cash, short-term investments                                                   $ 69,721                   $ 68,321
          and marketable securities
     Trade accounts receivable                                                         5,413                      4,789
     Inventories                                                                       2,092                      1,960
     Other current assets                                                              1,802                      2,038
                                                               ------------------------------ --------------------------

               Total current assets                                                   79,028                     77,108
     Property, plant and equipment, net                                               72,824                     74,050
     Other assets                                                                      1,589                        237
                                                               ------------------------------ --------------------------

          Total assets                                                              $153,441                   $151,395
                                                               ============================== ==========================

Liabilities and Stockholders' Equity
     Accounts payable and accrued expenses                                            $2,644                     $2,384
     Deferred income taxes                                                             6,867                      6,853
     Other liabilities                                                                   555                         68
                                                               ------------------------------ --------------------------

               Total liabilities                                                      10,066                      9,305
     Stockholders' equity                                                            143,375                    142,090
                                                               ------------------------------ --------------------------

               Total liabilities and stockholders' equity                           $153,441                   $151,395
                                                               ============================== ==========================